                                                                       EXHIBIT 5



                             [GRAY CARY LETTERHEAD]

June 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for American Xtal Technology, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,751,501 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to Company's 1997 Stock Option Plan and 1998 Employee Stock Purchase Plan (collectively, the "Plans") and the options granted under the Lyte Optronics, Inc. 1998 Stock Option Plan (the "Lyte Plan") and assumed by the Company (the "Assumed Options") pursuant to the Agreement and Plan of Reorganization dated May 27, 1999, by and among the Company, Monterey Acquisition Corp., a wholly-owned subsidiary of the Company, Lyte Optronics, Inc. and certain stockholders of Lyte Optronics, Inc. (the "Merger Agreement").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 3,751,501 shares of Common Stock which may be issued pursuant to the Plans and the Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans or the Assumed Options, the Merger Agreement, and the Lyte Plan, respectively, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

GRAY CARY WARE & FREIDENRICH LLP

/s/ Gray Cary Ware & Freidenrich LLP
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